UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	June 24, 2011

OHIO LEGACY CORP.

(Exact name of registrant as specified in its charter)

Ohio	000-31673	34-1903890
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

600 South Main Street, North Canton, Ohio	44720
(Address of principal executive offices)	(Zip Code)

(330) 499-1900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 23, 2011, Premier Bank & Trust, National Association (“Premier”), a wholly-owned subsidiary of Ohio Legacy Corp. (“Ohio Legacy”), entered into an Office Purchase and Assumption Agreement (the “Agreement”), with The Commercial and Savings Bank of Millersburg, Ohio (“CSB”), a wholly owned subsidiary of CSB Bancorp, Inc., that provides for the sale of certain assets and the transfer of certain liabilities relative to two Premier branches located in Wooster, Ohio.  Under the terms of the Agreement, CSB will purchase certain assets of the branches at book value, including real estate, fixtures and equipment associated with the branch locations, and approximately $8.5 million in loans, while assuming the deposits associated with the branches (which are anticipated to be between $70 and $77 million) and a lease obligation associated with one of the acquired branch locations.  CSB will pay a premium of 5% based on the average amount of assumed deposits during a specified period prior to the closing, with a minimum premium of $3.5 million and a maximum premium of $3.85 million.

The transaction, which is subject to regulatory approvals and certain closing conditions, is expected to be completed during the fourth quarter of 2011.  On June 24, 2011, Premier and CSB issued a joint press release announcing the transaction, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits.

Exhibit Number	Description
99.1	Press Release, dated June 24, 2011 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ohio Legacy Corp.

By:	/s/ Rick L. Hull
Rick L. Hull
President and Chief Executive Officer .

Date: June 24, 2011